Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Third Quarter 2003 Results

NEW YORK, October 28, 2003 — Omnicom Group Inc. (NYSE-OMC) today announced that net income for the third quarter of 2003 increased 7% to $135.3 million from $126.1 million in the third quarter of 2002. Diluted earnings per share increased 6% to $0.72 per share in 2003 from $0.68 per share in 2002.

Worldwide revenue increased 15% to $2,028.6 million in the third quarter of 2003 from $1,768.5 million in the third quarter of 2002. Domestic revenue for the third quarter of 2003 increased 12% to $1,111.1 million compared to $991.4 million in 2002. International revenue for the third quarter of 2003 increased 18% to $917.5 million compared to $777.1 million in 2002.

Net income for the nine months ended September 30, 2003 increased 3% to $454.6 million from $442.0 million in 2002. Diluted earnings per share increased 3% to $2.42 per share in 2003 from $2.36 per share in 2002.

Worldwide revenue for the nine months ended September 30, 2003 increased 13% to $6,115.4 million from $5,417.5 million in 2002. Domestic revenue for the nine months ended September 30, 2003 increased 8% to $3,392.9 million compared to $3,131.1 million in 2002. International revenue for the nine months ended September 30, 2003 increased 19% to $2,722.5 million compared to $2,286.4 million in 2002.

Omnicom Reports Third Quarter 2003 Results (continued)

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com), is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our third quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited) (in Thousands of Dollars, Except Per Share Data)

Three Months Ended September 30	2003	2002

Revenue	$ 2,028,603	$ 1,768,459

Operating Expenses	1,794,191	1,557,068

Operating Income	234,412	211,391

Net Interest Expense	11,534	5,564

Income before income taxes	222,878	205,827

Income taxes	75,510	69,696

Income after income taxes	147,368	136,131

Equity in affiliates/Minority interests	(12,099)	(10,027)

Net income	$ 135,269	$ 126,104

Earnings per share

Basic	$ 0.72	$ 0.68

Diluted	$ 0.72	$ 0.68

Weighted average shares (in thousands)

Basic	187,499	185,865

Diluted	189,320	186,652

Dividend declared per share	$ 0.20	$ 0.20

Omnicom Group Inc.

(Unaudited) (in Thousands of Dollars, Except Per Share Data)

Nine Months Ended September 30	2003	2002

Revenue	$ 6,115,356	$ 5,417,454

Operating Expenses	5,320,945	4,646,714

Operating Income	794,411	770,740

Net Interest Expense	32,754	22,829

Income before income taxes	761,657	747,911

Income taxes	261,276	271,568

Income after income taxes	500,381	476,343

Equity in affiliates/Minority interests	(45,780)	(34,358)

Net income	$ 454,601	$ 441,985

Earnings per share

Basic	$ 2.43	$ 2.37

Diluted	$ 2.42	$ 2.36

Weighted average shares (in thousands)

Basic	187,076	186,107

Diluted	188,177	187,923

Dividend declared per share	$ 0.60	$ 0.60